Pricing Supplement No. K0029 Dated June 25, 2001
                   (To Prospectus Dated February 23, 2001 and
                   Prospectus Supplement Dated March 1, 2001)
                    Rule 424(b)(2)         File No. 333-55650

                          $25,000,000 principal amount

                       Salomon Smith Barney Holdings Inc.

                           Medium-Term Notes, Series K
                         (Registered Notes - Fixed Rate)

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                0.25% Notes Exchangeable for the Common Stock of
                   American Standard Companies Inc., Due 2008
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The 0.25% Notes Exchangeable for the Common Stock of American Standard Companies
Inc., Due 2008 offered hereby are Medium-Term Notes, Series K of Salomon Smith Barney Holdings Inc., as further described in this Pricing Supplement and in the accompanying Prospectus dated February 23, 2001 and Prospectus Supplement dated March 1, 2001.

The Notes are exchangeable at your option and are redeemable at our option for the Common Stock of American Standard Companies Inc. The number of shares is fixed at the time the Notes are issued and subject to change only in the event of a number of extraordinary corporate events affecting American Standard Companies Inc. In some cases, we may redeem the Notes for an amount payable in cash, rather than delivering shares of the Common Stock of American Standard Companies Inc.

The Notes bear interest at the rate of 0.25% per annum, payable on June 27 and December 27 of each year, commencing December 27, 2001. If not previously exchanged by you or called by us, the Notes will mature on June 27, 2008. The Notes are not subject to any sinking fund prior to maturity and are issued in minimum denominations of $1,000 and integral multiples thereof.

o EXCHANGE RIGHT On any exchange date (beginning July 27, 2001), you will have the right to exchange each $1,000 principal amount of Notes you then hold for 14.0864 shares of Common Stock of American Standard Companies Inc.

o CALL RIGHT Beginning on April 29, 2004, upon not less than 30 nor more than 60 days' notice, we may call the Notes, in whole, and not in part, for mandatory redemption on or after June 27, 2004. Following an exercise of our call right, you will receive for each $1,000 principal amount of Notes:

          o 14.0864 shares of Common Stock of American Standard Companies Inc., if the value of the 14.0864 shares on the trading day immediately preceding the notice date is greater than $1,000; or

          o a call price equal to $1,000 in cash, if the value of the 14.0864 shares of Common Stock of American Standard Companies Inc. on the trading day immediately preceding the notice date is less than or equal to $1,000. Your exchange right will cease to be available following any exercise of our call right for the call price.

Accordingly, the value of the stocks (or cash) that you will receive at maturity or upon an earlier exchange or call for the Notes will not necessarily be greater than (and may, in limited circumstances, be less than) the issue price of your Notes.

Please refer to "Risk Factors" beginning on page PS-2 for a discussion of certain factors that prospective purchasers of the Notes should carefully consider.

For more details on the exchange right, call right, the Common Stock of American Standard Companies Inc., definitions of certain terms and a discussion of certain United States federal income tax consequences for holders of the Notes, please refer to "Description of Notes", "Underlying Issuer" and "Certain United States Federal Income Tax Considerations" in this Pricing Supplement.

THE NOTES REPRESENT AN OBLIGATION OF SALOMON SMITH BARNEY HOLDINGS INC. ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN AMERICAN STANDARD COMPANIES INC. OR ANY OF ITS AFFILIATES. AMERICAN STANDARD COMPANIES INC. HAS NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE ISSUANCE OF THE NOTES.

 -------------------------------------------------------------------------------
                       Price to          Agent's        Proceeds to Salomon
                       Public(1)         Commission     Smith Barney Holdings(1)
  Per Note.........    $1,000.00         $0.00          $1,000.00
  Total............    $25,000,000.00    $0.00          $25,000,000.00

 -------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from June 27, 2001 to the date of delivery.

The Notes are being offered through Salomon Smith Barney Inc., as principal.

                              Salomon Smith Barney


                                  RISK FACTORS

         An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the market price of the Common Stock of American Standard Companies Inc. and other events that are difficult to predict and beyond Salomon Smith Barney Holdings' control:

Comparison to Other Securities

         The terms of the Notes differ from those of ordinary debt securities in that the Notes are exchangeable at your option and are redeemable at our option for the Common Stock of American Standard Companies Inc. The number of shares is fixed at the time the Notes are issued and subject to change only in the event of a number of extraordinary corporate events affecting American Standard Companies Inc. In some cases, we may redeem the Notes for an amount payable in cash, rather than delivering the shares of the Common Stock of American Standard Companies Inc.

         No Equity Appreciation if Value of the Common Stock of American Standard Companies Inc. Does Not Increase At Least 11.55% from its Value on June 19, 2001. The opportunity for equity appreciation afforded by an investment in the Notes is less than the opportunity for equity appreciation afforded by an investment in the Common Stock of American Standard Companies Inc. You will not participate in any equity appreciation unless (1) the Notes are called or exchanged and (2) on the date the exchange is effected (or, if we call the Notes, on the trading day before the date we give notice), the value of the shares of the Common Stock of American Standard Companies Inc. exceeds $1,000, which would require an appreciation in the value of the Common Stock of American Standard Companies Inc. at that time of approximately 11.55% from the value of the Common Stock of American Standard Companies Inc. on June 19, 2001, the date the Notes were priced for initial sale to the public. In addition, even if this condition is met at that time, you will not participate in approximately the first 11.55% of the appreciation of the Common Stock of American Standard Companies Inc. from June 19, 2001.

         Return Does Not Reflect Dividends. Your return on the Notes will not reflect the return you would realize if you actually owned the shares of the Common Stock of American Standard Companies Inc. and received any dividends paid on those shares because the Notes do not take into consideration the value of the dividends paid on those shares.

         Price of the Common Stock of American Standard Companies Inc. May Decline During the Period from the Exercise of Our Call Right to the Date of Redemption. Following any exercise of our call right that results in delivery of the shares of Common Stock of American Standard Companies Inc. (rather than the call price in cash) up to and including the date on which the redemption is effected, you are subject to the risk of depreciation in the value of the Common Stock of American Standard Companies Inc., and therefore a reduction in the value of the shares you would receive upon redemption. Unlike most conventional convertible debt securities, this risk may cause you to receive shares with a value less than the principal amount of your Notes in certain circumstances. Although you can limit this risk by immediately exercising your exchange right on the date we provide notice of a call, you cannot entirely eliminate this risk with respect to a decline in the value of the Common Stock of American Standard Companies Inc. on the relevant notice date.

         Low Interest Rate; Possible Low Yield. The annual interest rate on the Notes will be only 0.25%. As a result, if the value of the Common Stock of American Standard Companies Inc. over the term of the Notes is less than, equal to or only slightly greater than its value on June 19, 2001 (resulting in your receiving an amount of shares or cash upon exchange or redemption with a value that is equal to or slightly greater than the principal amount of your Notes), the effective yield on your Notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Salomon Smith Barney Holdings.

Relationship of the Notes and the Common Stock of American Standard Companies
Inc.

         Prior to receiving shares of the Common Stock of American Standard Companies Inc. following your exchange or our call, you will have no rights against American Standard Companies Inc. even though (1) the value of the shares that you receive upon an exchange or call is dependent on the then-current price of the Common Stock of American Standard Companies Inc., and (2) the market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the value of the Common Stock of American Standard Companies Inc. above the value of the Common Stock of American Standard Companies Inc. on June 19, 2001. The historical trading prices of the Common Stock of American Standard Companies Inc. included in this Pricing Supplement under "Historical Data on the Common Stock of American Standard Companies Inc." are not an indicator of the future performance of the Common Stock of American Standard Companies Inc. during the term of the Notes. While the trading price of the Common Stock of American Standard Companies Inc. will affect the trading price of the Notes, it is impossible to predict whether the price of the Common Stock of American Standard Companies Inc. will rise or fall. American Standard Companies Inc. is not in any way involved in this offering and has no obligations relating to the Notes or to holders of the Notes. In addition, you will only have voting rights with respect to the Common Stock of American Standard Companies Inc. if you receive shares following your exchange or our call.

         There can be no assurance that American Standard Companies Inc. will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will distribute any reports, proxy statements and other information required thereby to its shareholders. In the event that American Standard Companies Inc. ceases to be subject to such reporting requirements and the Notes continue to be outstanding, pricing information for the Notes may be more difficult to obtain and the value and liquidity of the Notes may be adversely affected.

No Secondary Market

         There is currently no secondary market for the Notes. The Notes will not be listed on a national securities exchange. Accordingly, the liquidity of the Notes may be limited.

Factors Affecting Value of the Notes

         We believe that the value of the Notes will be affected by supply and demand for the Notes, the value of the Common Stock of American Standard Companies Inc. and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

         Underlying Security Price. The value of the Notes at any time may be affected by changes in the price of the Common Stock of American Standard Companies Inc. The trading price of the Common Stock of American Standard Companies Inc. has been volatile in recent months. The trading price of the Common Stock of American Standard Companies Inc. will be influenced by the results of operations of American Standard Companies Inc. and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which the Common Stock of American Standard Companies Inc. is traded and the market segment of which American Standard Companies Inc. is a part. The trading price of the Common Stock of American Standard Companies Inc. also may be influenced if we, American Standard Companies Inc. or any other entity issues securities with terms similar to the Notes or transfers shares of the Common Stock of American Standard Companies Inc. In addition, the price of the Common Stock of American Standard Companies Inc. could become more volatile and could be depressed by hedging or arbitrage trading activity that may develop involving the Notes and the Common Stock of American Standard Companies Inc. You should refer to "Use of Proceeds and Hedging" in this Pricing Supplement and the accompanying Prospectus.

         Call Feature. Our ability to call the Notes prior to their maturity date is likely to limit the value of the Notes. We believe that if we did not have the right to call the Notes, the value of the Notes could be significantly different.

         Interest Rates. We expect that the value of the Notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the value of the Notes may be adversely affected, and if U.S. interest rates decrease, the value of the Notes may be favorably affected.

         Volatility of the Value of the Stock. Volatility is the term used to describe the size and frequency of market fluctuations. Because the value is based on one security, the value may be subject to greater volatility. If the volatility of the value of the security increases or decreases, the value of the Notes may be adversely affected.

         Time Remaining to Maturity. The Notes may have a value above that which would be expected based on the level of interest rates and the price of the Common Stock of American Standard Companies Inc. Any such difference will reflect a "time premium" resulting from expectations concerning the price of the Common Stock of American Standard Companies Inc. during the period prior to the maturity of the Notes. However, as the time remaining to the maturity of the Notes decreases, this time premium may decrease, adversely affecting the value of the Notes.

         Dividends. American Standard Companies Inc. has never paid a dividend on its Common Stock. If dividends are paid on the Common Stock of American Standard Companies Inc., we expect that the value of the Notes may decrease, since the value of any shares or cash you will receive upon your exchange or our call will not reflect the value of such payments.

         Salomon Smith Barney Holdings' Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the Notes.

         Economic Conditions and Earnings Performance of American Standard Companies Inc. The general economic conditions and earnings results of American Standard Companies Inc. and real or anticipated changes in those conditions or results may affect the value of the Notes.

         We want you to understand that the impact of one of the factors specified above, such as an increase in price of the Common Stock of American Standard Companies Inc., may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in interest rates.

         In general, assuming all relevant factors are held constant, we expect that the effect on the value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Dilution of the Common Stock of American Standard Companies Inc.

         The number of shares of the Common Stock of American Standard Companies Inc. is subject to adjustment for a number of events arising out of stock splits and combinations, stock dividends, a number of other transactions involving American Standard Companies Inc., as well as for the liquidation, dissolution or winding up of American Standard Companies Inc. You should refer to the section "Description of the Notes -- Adjustment to Exchange Ratio; Reorganization Events" below. The number of shares of the Common Stock of American Standard Companies Inc. and the process of determination of the value of the shares will not be adjusted for other events that may adversely affect the price of the Common Stock of American Standard Companies Inc., such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the value of any shares you receive upon exchange or redemption to the then-current price of the Common Stock of American Standard Companies Inc., these other events may reduce the value of those shares. There can be no assurance that American Standard Companies Inc. will not make offerings of common stock or take such other action in the future, or as to the amount of these offerings, if any.

Affiliation of Salomon Smith Barney Holdings and the Calculation Agent

         Because Salomon Smith Barney Inc., which is acting as the calculation agent for the Notes, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes or whether a market disruption event has occurred. You should refer to "Description of the Notes -- Market Disruption Events" below. Salomon Smith Barney Inc., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the value of the Common Stock of American Standard Companies Inc. that the calculation agent may be required to make prior to their dissemination. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as the calculation agent in good faith and using its reasonable judgment.

Purchases and Sales by Affiliates of Salomon Smith Barney Holdings

         Salomon Smith Barney Holdings, Salomon Smith Barney Inc. and other affiliates of ours may from time to time buy or sell shares of the Common Stock of American Standard Companies Inc. or derivative instruments related to this security for their own accounts in connection with their normal business practices or in connection with hedging the Salomon Smith Barney Holdings obligations under the Notes. These transactions could affect the price of the stock. You should refer to "Use of Proceeds and Hedging" in this Pricing Supplement and the accompanying Prospectus.

Potential Federal Income Tax Consequences

         Because the Notes will be treated by Salomon Smith Barney Holdings as contingent payment debt obligations of Salomon Smith Barney Holdings, and because by accepting a Note each holder agrees to this treatment of the Notes, United States holders of a Note will be required to include original issue discount ("OID") for United States federal income tax purposes in gross income on a constant yield basis over the term of the Note. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the Note even though the amount of tax OID included in income in each year will exceed the semi-annual interest payments to be made on the Note prior to maturity or our exercise of our call right or your exercise of your exchange right. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a Note or whether we will exercise our call right or you will exercise your exchange right. If the amount we actually pay upon exchange or redemption is, in fact, less than this assumed amount, or if neither Salomon Smith Barney Holdings nor a United States holder exercises, respectively, the call right or the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds that holder's economic income from holding the Note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If we exercise our call right, or a United States holder exercises its exchange right or otherwise disposes of the Note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Tax Considerations" in this Pricing Supplement and "United States Federal Income Tax Considerations" in the Prospectus Supplement.

                            DESCRIPTION OF THE NOTES

GENERAL

         The description in this Pricing Supplement of the particular terms of the 0.25% Notes Exchangeable for the Common Stock of American Standard Companies Inc., Due 2008 offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. See "-- Definitions" beginning on page PS-9 for the definition of certain terms used herein. Terms used but not defined herein have the meanings given to them in the Prospectus or the Prospectus Supplement.

EXCHANGE RIGHT

         On any Exchange Date, you will have the right (the "Exchange Right"), by completing the Official Notice of Exchange attached as Exhibit A hereto and delivering that notice to both the Calculation Agent and the Paying Agent for the Notes no later than 11:00 a.m. New York City time on the relevant Exchange Date, to exchange each $1,000 principal amount of Notes you then hold for
14.0864 shares of the Common Stock of American Standard Companies Inc. We will deliver the shares to you three Business Days after the Exchange Date, as long as the Paying Agent has received delivery of the Notes on the Exchange Date.

         The Exchange Right will cease to be available following any exercise of our Call Right that will result in payment to you of the Call Price, as explained more fully below.

         We will not pay accrued and unpaid interest on Notes that you exchange under your Exchange Right. Notwithstanding the foregoing, we will pay you accrued interest up to and including the earlier of the Exchange Date and June 26, 2004, if:

     o you exercise your Exchange Right after we call the Notes for mandatory redemption for the shares of the Common Stock of American Standard Companies Inc.,

     o    the Company Notice Date is on or before June 26, 2004, and

     o    the Call Date is on or after June 27, 2004.

CALL RIGHT

         Beginning on April 29, 2004, upon not less than 30 nor more than 60 days' notice to holders of the Notes in the manner described below, we may call the Notes (the "Call Right"), in whole, and not in part, for mandatory redemption on or after June 27, 2004. Following an exercise of our Call Right, you will receive for each $1,000 principal amount of Notes:

     o 14.0864 shares of the Common Stock of American Standard Companies Inc., if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is greater than the Call Price, or

     o an amount in cash equal to the Call Price, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than or equal to the Call Price.

         Once we call the Notes, unless you have already exercised your Exchange Right, we will deliver to you the shares of the Common Stock of American Standard Companies Inc. or pay you the Call Price in cash, as the case may be:

     o three Business Days after the Call Date, if we deliver to you the shares of the Common Stock of American Standard Companies Inc., or

     o on the Call Date specified in the notice of mandatory redemption, if we pay you the Call Price.

         We will not pay accrued but unpaid interest on the Notes if we call the Notes for mandatory redemption for the Common Stock of American Standard Companies Inc. We will pay accrued and unpaid interest up to and including the Call Date on the Notes if we call them for mandatory redemption at the Call Price.

         On or after the Company Notice Date, you will continue to be entitled to exercise your Exchange Right, unless we have called the Notes for redemption at the Call Price.

         Notices to holders of the Notes will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal. Notwithstanding the foregoing, so long as the Notes are represented by Global Securities and such Notes are held on behalf of the Depositary, any such notice may, at our option in lieu of publication, be given by delivery to the Depositary, in which event such notice shall be deemed to have been given to holders of the Notes on the seventh Trading Day after the day on which such notice is delivered.

DELIVERY OF SHARES

         We may satisfy our obligation to deliver the shares of the Common Stock of American Standard Companies Inc. under the Notes at any time by causing our affiliate, Salomon Smith Barney Inc., to deliver the shares to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to deliver the shares to holders of the Notes.

         On any date when we are required to deliver the shares of the Common Stock of American Standard Companies Inc. to holders of the Notes, in place of receiving a fraction of a single share of the Common Stock of American Standard Companies Inc., holders will instead receive a cash payment equal to the product of the fractional amount of a single share of the Common Stock of American Standard Companies Inc. and the Closing Price per share of the Common Stock of American Standard Companies Inc. on the applicable Exchange Date or Call Date, as the case may be. In case physical or book-entry delivery of shares of the Common Stock of American Standard Companies Inc. cannot be made at any time as when required in accordance with the terms of the Notes, we will pay holders of the Notes an amount in cash equal to the value of the Exchange Amount due at the relevant time.

INTEREST

         The Notes will bear interest at a rate equal to 0.25% per annum, calculated on the basis of 30 over 360. The Interest Payment Dates with respect to the Notes are June 27 and December 27 of each year, commencing December 27, 2001. The record date with respect to any Interest Payment Date will be the date (whether or not a Business Day) immediately preceding such Interest Payment Date.

PAYING AGENT; TRUSTEE; CUSIP NUMBER

         Citibank, N.A. will serve as Paying Agent and Registrar for the Notes and will also hold the Global Security representing the Notes as custodian for DTC. Bank One Trust Company, N.A., as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as Trustee for the Notes.

         The CUSIP number for the Notes is 79549B HE 0.

DEFINITIONS

         "Calculation Agent" means Salomon Smith Barney Inc.

         "Call Date" means the date, from and including June 27, 2004, specified in the notice of mandatory redemption, which must be not less than 30 nor more than 60 days after the Company Notice Date.

         "Call Price" means $1,000 for each $1,000 principal amount of Notes.

         "Closing Date" means June 27, 2001.

         "Closing Price" means, on any date of determination, the closing sale price (or, if no closing price is reported, the last reported sale price) of the security:

          o on the New York Stock Exchange or any successor exchange or securities market on that date, or

          o if the security is not quoted on the New York Stock Exchange on that date, as reported in the composite transactions for the principal United States securities exchange on which the security is listed or quoted, or

          o if the security is not listed or quoted on any such exchange, the last quoted bid price for the security in the over-the-counter market as reported by Nasdaq National Market, the National Quotation Bureau or any similar organization, or

          o if this bid price in unavailable, the market value of the security on that date determined by a nationally recognized independent investment banking firm, which may be the Calculation Agent, retained for this purpose by us.

         "Company Notice Date" means any Trading Day, from and including April 29, 2004, on which we are entitled to give notice to call the Notes for mandatory redemption and on which we issue the notice of mandatory redemption.

         "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

         "Exchange Amount" means (i) a number of shares of the Common Stock of American Standard Companies Inc. equal to the Exchange Ratio on, (x) in the case of your Exchange Right, the applicable Exchange Date or, (y) in the case of our Call Right, the Call Date, in each case as calculated by the Calculation Agent, plus (ii) any cash required to be delivered as a result of the elimination of fractional shares.

         "Exchange Date" means any Trading Day from and including July 27, 2001 through and including the Trading Day prior to the earliest of (1) maturity, (2) the Call Date, and (3) if we call the Notes for cash at the Call Price, as described below, the Company Notice Date.

         "Exchange Ratio" means 14.0864 on the Closing Date subject to any subsequent adjustments as described under "-- Adjustments to Exchange Ratio; Reorganization Events".

         "Parity" with respect to any Trading Day means the Exchange Ratio times the value of the shares of the Common Stock of American Standard Companies Inc. on that Trading Day, as determined by the Calculation Agent.

         A "Trading Day" means a day on which trading is generally conducted in the New York Stock Exchange and on the American Stock Exchange, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

ADJUSTMENTS TO EXCHANGE RATIO; REORGANIZATION EVENTS

         The Exchange Ratio for the Common Stock of American Standard Companies Inc. will be subject to adjustment from time to time in the situations described below. Any such adjustments could have an impact on the Exchange Amount. Salomon Smith Barney Inc., as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the Paying Agent and Trustee with notice of any such adjustment.

         If American Standard Companies Inc., after the Closing Date of the offering contemplated hereby,

         (1) pays a stock dividend or makes a distribution with respect to the Common Stock of American Standard Companies Inc. in shares of such security,

         (2) subdivides or splits the Common Stock of American Standard Companies Inc. into a greater number of shares of such security,

         (3) combines the outstanding shares of the Common Stock of American Standard Companies Inc. into a smaller number of shares of such security, or

         (4) issues by reclassification of the Common Stock of American Standard Companies Inc. any shares of other common stock of American Standard Companies Inc.,

then, in each such case, the Exchange Ratio will be multiplied by a dilution adjustment equal to the number of shares of the Common Stock of American Standard Companies Inc., or in the case of a reclassification referred to in (4) above, the number of shares of other common stock of American Standard Companies Inc., issued pursuant thereto, or the fraction thereof, that a holder who held one share of the Common Stock of American Standard Companies Inc. immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event.

         If American Standard Companies Inc., after the Closing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of the Common Stock of American Standard Companies Inc. entitling them to subscribe for or purchase the Common Stock of American Standard Companies Inc. at a price less than the Then-Current Market Price of one share of the Common Stock of American Standard Companies Inc., other than rights to purchase shares of the Common Stock of American Standard Companies Inc. pursuant to a plan for the reinvestment of dividends or interest, then, in each such case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of the shares outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which will be the number of shares outstanding immediately prior to the time the adjustment is effected, plus the number of additional shares which the aggregate offering price of the total number of shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Current Market Price, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price. To the extent that, after the expiration of such rights or warrants, the shares offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares actually delivered.

         If American Standard Companies Inc., after the Closing Date, declares or pays a dividend or makes a distribution to all holders of the Common Stock of American Standard Companies Inc., in either case, of evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to above, or issues to all holders of the Common Stock of American Standard Companies Inc. rights or warrants to subscribe for or purchase any of its or its Subsidiaries' securities, other than rights or warrants referred to above, then, in each such case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price one share of the Common Stock of American Standard Companies Inc., and the denominator of which will be such Then-Current Market Price less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the Common Stock of American Standard Companies Inc.

         Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which this paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by this paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by such holder multiplied by the fair market value of such indebtedness, assets, rights or warrants (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or issued applicable to a number of shares of the Common Stock of American Standard Companies Inc. equal to the Exchange Ratio.

         If American Standard Companies Inc., after the Closing Date, declares a record date in respect of a distribution of cash, other than any permitted dividends described below, any cash distributed in consideration of fractional shares of the Common Stock of American Standard Companies Inc. and any cash distributed in a Reorganization Event, by dividend or otherwise, to all holders of the Common Stock of American Standard Companies Inc., or makes an excess purchase payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the Common Stock of American Standard Companies Inc. on such record date, and the denominator of which will be such Then-Current Market Price less the amount of such distribution applicable to one share of the Common Stock of American Standard Companies Inc. which would not be a permitted dividend, or, in the case of an excess purchase payment, less the aggregate amount of such excess purchase payment for which adjustment is being made at such time divided by the number of shares of the Common Stock of American Standard Companies Inc. outstanding on such record date.

         For purposes of these adjustments, a permitted dividend is any quarterly cash dividend in respect of the Common Stock of American Standard Companies Inc., other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the Common Stock of American Standard Companies Inc. in excess of 10%. An excess purchase payment is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) of all other consideration paid by American Standard Companies Inc. with respect to one share of the Common Stock of American Standard Companies Inc. acquired in a tender offer or exchange offer by American Standard Companies Inc., over (y) the Then-Current Market Price of one share of the Common Stock of American Standard Companies Inc. Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution or excess purchase payment to which this paragraph would otherwise apply, the denominator in the fraction referred to in the formula in the preceding paragraph is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by this paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by such holder multiplied by the sum of the amount of cash plus the fair market value of such other consideration (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or applied to the acquisition of the Common Stock of American Standard Companies Inc. in such a tender offer or exchange offer applicable to a number of shares of the Common Stock of American Standard Companies Inc. equal to the Exchange Ratio.

         Each dilution adjustment shall be effected as follows:

          o in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Common Stock of American Standard Companies Inc. entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution, or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by American Standard Companies Inc.;

          o in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

          o in the case of any excess purchase payment for which American Standard Companies Inc. announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement; and

          o in the case of any other excess purchase payment on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

         All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment to the Exchange Ratio will be required unless such adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by American Standard Companies Inc., or such dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Exchange Ratio will be further adjusted to the Exchange Ratio which would then have been in effect had adjustment for such event not been made. If a Reorganization Event occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio in respect of such events will not be rescinded but will be applied to the new Exchange Ratio provided for below.

         "Then-Current Market Price" of the Common Stock of American Standard Companies Inc., for the purpose of applying any dilution adjustment, means the Closing Price of one share of the Common Stock of American Standard Companies Inc. for the trading day immediately prior to the time such adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately prior to the earlier of the time such adjustment is effected and the related ex-date. The "ex-date" with respect to any dividend, distribution or issuance is the first date on which the Common Stock of American Standard Companies Inc. trades regular way on its principal U.S. market without the right to receive such dividend, distribution or issuance.

         For purposes of this section, "trading day" means a day on which the Common Stock of American Standard Companies Inc. (A) is not suspended from trading on any national or regional securities exchange, securities market or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary U.S. market for the trading of such security.

         In the event of any of the following "Reorganization Events":

          o any consolidation or merger of American Standard Companies Inc., or any surviving entity or subsequent surviving entity of American Standard Companies Inc., with or into another entity, other than a merger or consolidation in which American Standard Companies Inc. is the continuing corporation and in which the shares of the Common Stock of American Standard Companies Inc. outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of American Standard Companies Inc. or another issuer,

          o any sale, transfer, lease or conveyance to another corporation of the property of American Standard Companies Inc. or any successor as an entirety or substantially as an entirety,

          o any statutory exchange of securities of American Standard Companies Inc. or any successor of American Standard Companies Inc. with another issuer, other than in connection with a merger or acquisition, or

          o any liquidation, dissolution or winding up of American Standard Companies Inc. or any successor of American Standard Companies Inc.,

the value, upon a call by Salomon Smith Barney Holdings for mandatory redemption for shares of the Common Stock of American Standard Companies Inc. in an amount per $1,000 principal amount of Notes equal to the Exchange Amount or upon exchange at the option of the holder, will be calculated with respect to the Common Stock of American Standard Companies Inc. by multiplying the Exchange Ratio by the Transaction Value (rather than the Closing Price of the Common Stock of American Standard Companies Inc.), provided that for purposes of determining whether Parity on the trading day preceding the Company Notice Date is less than the Call Price, the value will be calculated with respect to the Common Stock of American Standard Companies Inc. by multiplying the then-existing Exchange Ratio by the Transaction Value. At such time, no adjustment will be made to the Exchange Ratio.

         "Transaction Value" means the sum of:

          1. for any cash received in a Reorganization Event, the amount of cash received per one share of the Common Stock of American Standard Companies Inc.;

          2. for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per share of the Common Stock of American Standard Companies Inc. (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final); and

          3. for any "Marketable Securities" received in a Reorganization Event, an amount equal to the Closing Price per share of such Marketable Securities on the trading day immediately prior to the maturity date or Exchange Date multiplied by the number of such Marketable Securities received per share of the Common Stock of American Standard Companies Inc.

         "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market, Inc. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) of the preceding paragraph will be subject to adjustment if any event that would, had it occurred with respect to the Common Stock of American Standard Companies Inc. or to American Standard Companies Inc., have required an adjustment as described above occurs with respect to such Marketable Securities or the issuer thereof between the time of the Reorganization Event and the maturity date. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments described above.

MARKET DISRUPTION EVENTS

         "Market Disruption Event" means any of the following events, as determined by Salomon Smith Barney Inc., as Calculation Agent.

               (a) The suspension or material limitation of trading in the Common Stock of American Standard Companies Inc., for more than two hours of trading or during the one-half hour period preceding the close of trading on the New York Stock Exchange, (the "NYSE"), the Nasdaq National Market, any other applicable organized U.S. exchange or the primary international exchange on which a security represented by the Common Stock of American Standard Companies Inc. is traded. For purposes of this definition, limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, the Securities Exchange Commission (the "SEC") or any other self regulatory organization or of similar scope as a replacement for Rule 80B, as determined by the Calculation Agent) shall be considered "material".

               (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise) in options contracts related to the Common Stock of American Standard Companies Inc. which are traded on any major U.S. or international exchange.

               (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of the Common Stock of American Standard Companies Inc. or in respect of options contracts related to the Common Stock of American Standard Companies Inc., in each case traded on any major U.S. or international exchange.

         For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant options contract will not constitute a Market Disruption Event, (3) any suspension in trading in an options contract on the Common Stock of American Standard Companies Inc. by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or
(z) a disparity in bid and ask quotes relating to such contracts will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours, and (4) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market (but will not include limitations imposed on certain types of trading under NYSE Rule 80A or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of a similar scope or as a replacement for Rule 80A, as determined by the Calculation Agent) and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours. Under certain circumstances, the duties of Salomon Smith Barney Inc. as the Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Smith Barney Inc. as an affiliate of the issuer of the Notes.

                           USE OF PROCEEDS AND HEDGING

        Before and immediately following the initial offering of the Notes, Salomon Smith Barney Holdings or one or more of its subsidiaries will use a portion of the proceeds from this offering to acquire the shares of the Common Stock of American Standard Companies Inc. or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Common Stock of American Standard Companies Inc. in connection with hedging Salomon Smith Barney Holdings' obligations under the Notes. The balance of the proceeds will be used for general corporate purposes. Please refer to "Use of Proceeds and Hedging -- Use of Proceeds Relating to Index Warrants and Indexed Notes" in the accompanying Prospectus.

                        AMERICAN STANDARD COMPANIES INC.

         The information contained in this paragraph is derived from publicly available documents filed by American Standard Companies Inc. with the SEC. According to these documents, American Standard Companies Inc. is a global, diversified manufacturer of high quality, brand-name products in three major product groups: air conditioning systems and services; bathroom and kitchen fixtures and fittings; and vehicle control systems for heavy and medium-sized trucks, buses, trailers, luxury cars and sport utility vehicles. American Standard Companies Inc. is one of the largest providers of products and services in each of its three major business segments. American Standard Companies Inc. is incorporated under the laws of the State of Delaware. American Standard Companies Inc. is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, American Standard Companies Inc. files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2000), proxy statements and other information with the SEC.

         Any registration statement, report, proxy statement or other information of American Standard Companies Inc. filed with the SEC may be inspected and copied at the offices of the SEC at the addresses listed under "Prospectus Summary -- Where You Can Find More Information" in the accompanying Prospectus.

         American Standard Companies Inc. is not affiliated with Salomon Smith Barney Holdings, will not receive any of the proceeds from the sale of the Notes and will have no obligations with respect to the Notes. This Pricing Supplement relates only to the Notes offered hereby and does not relate to American Standard Companies Inc. or the Common Stock of American Standard Companies Inc.

                     HISTORICAL DATA ON THE COMMON STOCK OF

                        AMERICAN STANDARD COMPANIES INC.

         Holders of the Notes will not be entitled to any rights with respect to the Common Stock of American Standard Companies Inc. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of the Common Stock of American Standard Companies Inc. following your exchange or our call.

         The Common Stock of American Standard Companies Inc. is quoted on the New York Stock Exchange under the symbol "ASD". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for common stock, as reported on the New York Stock Exchange. American Standard Companies Inc. has never declared dividends on its Common Stock.


Quarter                               High              Low            Dividend
-------                               ----              ---            --------

1996

   First.........................    31.250           26.00              0.0
   Second........................    33.125           26.75              0.0
   Third.........................    34.750           28.50              0.0
   Fourth........................    39.125           34.50              0.0

1997

   First.........................    47.3750          38.1250            0.0
   Second........................    50.6250          41.3750            0.0
   Third.........................    51.3750          38.0625            0.0
   Fourth........................    40.8125          35.7500            0.0

1998

   First.........................    47.9375          38.000             0.0
   Second........................    49.0000          39.875             0.0
   Third.........................    47.6250          25.250             0.0
   Fourth........................    37.8750          21.875             0.0

1999

   First.........................    35.6875          31.4375            0.0
   Second........................    48.9375          34.7500            0.0
   Third.........................    48.7500          38.6250            0.0
   Fourth........................    45.8750          34.4375            0.0

2000

   First.........................    44.8125          34.6250            0.0
   Second........................    46.6250          39.0000            0.0
   Third.........................    48.8750          41.5625            0.0
   Fourth........................    49.3125          38.8750            0.0

2001

   First.........................    62.05            47.375             0.0
   Second (through June 20, 2001)    67.35            56.780             0.0

         The closing price of the Common Stock of American Standard Companies Inc. on June 19, 2001, the date the Notes were priced for initial sale to the public, was $62.58. The closing price of the Common Stock of American Standard Companies Inc. on June 22, 2001 was $61.67.

         According to American Standard Companies Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as of March 12, 2001, there were 70,956,309 shares of Common Stock outstanding.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary supplements, and should be read in conjunction with, the section entitled "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement.

         Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the Prospectus Supplement.

Tax Characterization of the Notes

         Each Note will be treated by Salomon Smith Barney Holdings for United States federal income tax purposes as a single debt instrument issued by Salomon Smith Barney Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

         United States Holders

         Taxation of Interest. A United States holder (as such term is defined in the Prospectus Supplement) of a Note will recognize income (or loss) on a
Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 0.25% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a Note will be assumed to be entitled to receive, in respect of each Note, semi-annual payments of interest at a rate of 0.25%, as well as a payment of $1,000 at maturity, or upon exchange or redemption (the "Assumed Exchange Amount"). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a Note, taking into account the Note's issue price.

         The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Salomon Smith Barney Holdings with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Salomon Smith Barney Holdings's expectations regarding such yield, the amount of such payment, or whether Salomon Smith Barney Holdings will exercise its Call Right or any holder will exercise its Exchange Right.

         Each Note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the United States holder owns the Note. As a result, a United States holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payments will be made with respect to the Notes only upon Interest Payment Dates, at maturity, or upon exchange or redemption.

         The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note (in excess of accrued semi-annual interest income) for each of the following periods:
$29.3574 in 2001; $59.0515 in 2002; $62.5827 in 2003; $66.5136 in 2004; $70.3024
in 2005; $70.5063 in 2006; $78.9616 in 2007; and $41.0361 in 2008.

         Disposition (including Exchange) of the Notes. When a United States holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity or upon the exercise by Salomon Smith Barney Holdings of its Call Right or the holder of its Exchange Right) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the Note (including, for this purpose, (a) in the case of an Exchange Amount, the fair market value of the shares received or (b) in the case of the Call Price, the amount of cash received) and the United States holder's tax basis in the Note. A United States holder's tax basis (i.e., adjusted cost) in a Note will be equal to the United States holder's original purchase price for such Note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the Note. If the Call Right or the Exchange Right is exercised, respectively, by Salomon Smith Barney Holdings or the United States holder and the Exchange Amount or the Call Price, as the case may be, exceeds the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest at maturity, or upon exchange or redemption. Alternatively, if the Call Right or the Exchange Right is exercised and the Exchange Amount or the Call Price, as the case may be, is less than the Assumed Exchange Amount, or if neither the Call Right nor the Exchange Right is exercised, the difference between the Assumed Exchange Amount and the Exchange Amount or the Call Price or the amount paid at maturity, as the case may be, will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the Note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss.

         Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such Note for more than one year, and a short-term capital loss in other cases.

         A United States holder's tax basis in the shares received upon an exchange of Notes for the Exchange Amount will equal the fair market value of those shares.

                                  ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary requirements with respect to "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA ("Plans") and on persons who are fiduciaries with respect to such Plans. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of a Plan or of a plan described in Section 4975(e)(1) of the Code (including individual retirement accounts) that are subject to Section 4975 of the Code (also, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Governmental plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

         Salomon Smith Barney Holdings, directly or through their affiliates, may be considered a party in interest or a disqualified person with respect to Plans. The purchase and holding of the Notes by a Plan (or any other entity whose assets include plan assets that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code) and with respect to which Salomon Smith Barney Holdings or any of their affiliates is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are acquired pursuant to and in accordance with an applicable exemption. In this regard, Plans may wish to review Prohibited Transaction Class Exemption ("PTCE") 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

         By its purchase of the Notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of such Notes through and including the date of disposition of such either (i) that it is not a Plan or (ii) that the acquisition, holding and disposition of such Notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, substantially similar law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied. ANY PLAN OR OTHER ENTITY WHOSE ASSETS INCLUDE PLAN ASSETS SUBJECT TO ERISA, SECTION 4975 OF THE CODE OR SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW SHOULD CONSULT WITH ITS COUNSEL.


                                    EXHIBIT A

                           OFFICIAL NOTICE OF EXCHANGE

                          Dated: [_________ __, _____]

                       [Must be on or after July 27, 2001]


Citibank, N.A., as                 Salomon Smith Barney, Inc., as
         Paying Agent                           Calculation Agent
111 Wall Street, 15th Floor        390 Greenwich Street
Citibank Agency & Trust            New York, New York 10013
New York, NY 10005                 Attn:  Structured Products/Equity Derivatives
Attention: Sebastian Andrieszyn           Group
Phone: (212) 657-9055              Phone: (212) 723-7349
Fax: (212) 825-3483                Fax: (212) 723-8732

Ladies and Gentlemen:


         The undersigned holder of the 0.25% Notes Exchangeable for the Common Stock of American Standard Companies Inc., Due 2008 (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Trading Day by either the Calculation Agent or the Paying Agent, as of the next Trading Day), provided that such day is prior to the earliest of (i) June 27, 2008, (ii) the Call Date, and (iii) in the event of a call for cash at the Call Price, the Company Notice Date, the holder's Exchange Right as described in the Pricing Supplement dated June 25, 2001 relating to the Notes (the "Pricing Supplement"). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

         Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Salomon Smith Barney Holdings shall cause our affiliate, Salomon Smith Barney Inc., to deliver the required number of shares to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to deliver the required number of shares three Business Days after the Exchange Date in accordance with the delivery instructions set forth below, as long as the Paying Agent has received delivery of the Notes being exchanged on the Exchange Date.


                       Very truly yours,


                       ----------------------------------------------------
                       [Name of Holder]


                           ------------------------------------------------
                        By:


                       ----------------------------------------------------
                       [Title]


                       ----------------------------------------------------
                       [Fax No.]


                       $
                        ---------------------------------------------------
                       Principal Amount of Notes being Exchanged
                       [must be $1,000 or integral multiple thereof]


Delivery Instructions

for the shares of the
Common Stock of American
Standard Companies Inc.:

------------------------

------------------------

------------------------


Receipt of the above Official Notice of
Exchange is hereby acknowledged:

SALOMON SMITH BARNEY INC., as Calculation Agent
CITIBANK, N.A., as Paying Agent.

By: CITIBANK, N.A., as Paying Agent.


By:
  ---------------------------------


Name:
Title:


Date and Time of Acknowledgement:
                                 ---------------------------------